Exhibit 99.1

DR. JOHN C. MALONE TO TRANSITION TO CHAIRMAN EMERITUS OF LIBERTY GLOBAL LTD.

Mike Fries, CEO of Liberty Global, to Assume Chairman Role

Denver, Colorado – October 29, 2025

Liberty Global Ltd. (“Liberty Global” or the “Company”) (Nasdaq: LBTYA, LBTYB, LBTYK) announced today that Dr. John C. Malone, Chairman of Liberty Global’s board of directors (“Board”), will step down from the Board effective January 1, 2026 and transition to Chairman Emeritus. In this capacity, Dr. Malone will continue to provide active counsel and strategic insight to Liberty Global and may attend board meetings, but will not have a formal vote on Board matters.

Mike Fries, Liberty Global’s Chief Executive Officer and Vice Chairman, will succeed Dr. Malone as Chairman of the Board. Mr. Fries has served as CEO since the Company’s formation in 2005 and was a co-founder of its predecessor more than 35 years ago. He also currently serves as Chairman of Liberty Latin America Ltd. and Sunrise Communications AG, two previous spin-offs of Liberty Global.

Dr. Malone commented, “Serving as Chairman of Liberty Global over the past 20 years has been a tremendous journey. From our early investments to the creation of Liberty Global and the many chapters that followed, the return to long-term shareholders has been outstanding — and getting there has been, like the industry itself, never dull and a lot of fun.”

“I’ve often said that if you live long enough you get to see everything twice and it feels like we’ve done just that at Liberty Global — with investments across 50 countries, more than $200 billion in M&A, and a great company and culture. I’m particularly proud of how Mike and the team have navigated the profound changes in technology and market dynamics over that time — reshaping the portfolio, prioritizing national scale, and leading the way in digital television, gigabit broadband and fixed-mobile convergence.”

“I have complete confidence in Mike to continue guiding the company forward, as he’s done over the past two decades. He and I have always seen eye-to-eye on how best to create value for shareholders, and I will remain one of Liberty Global’s largest. He also has the support of a strong and engaged Board that I look forward to staying close to — both professionally and personally. I’m not retiring from business, but I am looking to reduce travel and time commitments. This transition will allow me to do so while ensuring continuity for the company and its stakeholders.”

Mr. Fries added, “My working relationship with John spans more than three decades, beginning when he first invested in our small but ambitious international cable operation. Our partnership since then — and especially over the past 20 years during his tenure as Chairman of Liberty Global — has been the most rewarding experience of my professional career. I often remind my team that we stand on the shoulders of giants in this industry, and none broader than John’s. His extraordinary wisdom and strategic guidance have been invaluable and, personally, I could not have asked for a better mentor and friend. On behalf of our Board, our 30,000 employees and our global network of customers, suppliers and partners, I want to thank John for his tremendous contributions to Liberty Global and for agreeing to remain engaged as we continue to unlock value for shareholders.”

Following Dr. Malone’s resignation, the Board will be composed of ten directors, nine of whom will be independent.

FORWARD-LOOKING STATEMENTS

Except for historical and factual information, the matters set forth in this Press Release identified by words such as “will,” “should,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements as defined by the federal securities laws and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results, and they are based on current expectations only and are subject to various uncertainties. Actual events and results may differ materially from those anticipated by us in those statements for several reasons. We may change our intentions or plans discussed in our forward-looking statements without notice at any time or for any reason, and we disclaim any duty to update such statements.”

ABOUT LIBERTY GLOBAL

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) delivers long-term shareholder value through the strategic management of three complementary platforms: Liberty Telecom, Liberty Growth, and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video, and mobile communications, providing more than 80 million fixed and mobile connections across Europe through advanced fiber and 5G networks that empower customers and strengthen national economies. The business generates aggregate revenue of approximately $21.6 billion, including $18 billion from non-consolidated joint ventures and $3.6 billion from consolidated operations.

Liberty Growth invests in scalable businesses across the technology, media, sports, and infrastructure sectors, with a portfolio of roughly 70 companies valued at $3.4 billion.*

Liberty Services delivers innovative technology, operational, and financial services to both Liberty affiliated companies and third parties, generating approximately $600 million in annual revenue.**

Together, these platforms position Liberty Global as a leading international converged connectivity and investment company focused on creating sustainable, long-term value for shareholders.

* As independently valued as of September 30, 2025.
** Represents full year 2024 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated joint ventures.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations	Corporate Communications
Michael Bishop +44 20 8483 6246	Bill Myers +1 303 220 6686
Lewis Chong +44 7927 583187	Matt Beake +44 20 8483 6428